EXHIBIT 21.1
SEITEL, INC.

LIST OF SUBSIDIARIES OF THE REGISTRANT

	NAME OF SUBSIDIARY	INCORPORATED IN	100% OWNED BY
*	DDD Energy, Inc.	Delaware	Seitel, Inc.
	Seismic Enterprises México, S. de R.L. de C.V.	Mexico	99%-Seitel Inc.
1%-Seitel LLC
	Seitel, LLC	Delaware	Seitel, Inc.
	Seitel Canada Ltd.	Alberta, Canada	Seitel Canada Holdings, Inc.
	Seitel Canada Holdings, Inc.	Delaware	Seitel, Inc.
	Seitel Data Corp.	Delaware	Seitel, Inc.
	Seitel Data, Ltd.	Texas LP	99%-Seitel Data Corp. (LP),
1%-Seitel Delaware, Inc. (GP)
	Seitel Data Processing, Inc.	Delaware	Seitel, Inc.
	Seitel Delaware, Inc.	Delaware	Seitel, Inc.
	Seitel IP Holdings, LLC	Delaware	50%-Seitel Solutions, Ltd.,
50%-Seitel Canada Ltd.
	Seitel Management, Inc.	Delaware	Seitel, Inc.
	Seitel Offshore Corp.	Delaware	Seitel Data Corp.
	Seitel Solutions, Inc.	Delaware	Seitel, Inc.
	Seitel Solutions, LLC	Delaware	Seitel Solutions, Inc.
	Seitel Solutions, Ltd.	Texas LP	99%-Seitel Solutions, LLC (LP),
1%-Seitel Solutions, Inc. (GP)
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*	Dormant